AMENDMENT NO. 1 TO
FUND PARTICIPATION AND SERVICE AGREEMENT

This Amendment, effective as of March _________, 2019 amends the Fund Participation and Service Agreement (“Agreement”), dated January 29, 2013, by and among Symetra Life Insurance Company (“Insurance Company”), for itself and on behalf of one or more separate accounts of the Insurance Company (“Separate Accounts”), American Funds Distributors, Inc. (“AFD”), American Funds Service Company (“Transfer Agent”), Capital Research and Management Company (“CRMC”), and the American Funds Insurance Series (the “Series”).

WHEREAS, Insurance Company, AFD, Transfer Agent, CRMC, and Series desire to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, Insurance Company, AFD, Transfer Agent, CRMC, and Series hereby agree as follows:

1.Exhibit A of the Agreement is deleted in its entirety.

1.The first sentence of Section 1. a. is deleted and replaced by the following:

As distributor of the Series, AFD agrees to make Class 1 and 2 Shares of the Funds that offer such share class available to the Insurance Company for itself and on behalf of the Separate Accounts on the attached Exhibit B pursuant to the terms of this Agreement. Insurance Company agrees to give the Series and CRMC at least thirty (30) days’ notice prior to adding any additional Funds as underlying investment options to the Contracts.
AFD reserves the right to approve any such proposed addition.

Except as expressly supplemented, amended or consented to hereby, all of the representations and conditions of the Agreement will remain unamended and will continue to be in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

SYMETRA LIFE INSURANCE COMPANY for itself and on behalf of the Separate Accounts By: ________________________________ Printed Name:________________________ Title:________________________________
AMERICAN FUNDS DISTRIBUTORS, INC. By: ________________________________ Printed Name:________________________ Title:________________________________
AMERICAN FUNDS INSURANCE SERIES By: ________________________________ Printed Name:________________________ Title:________________________________
AMERICAN FUNDS SERVICE COMPANY By: ________________________________ Printed Name:________________________ Title:________________________________
CAPITAL RESEARCH AND MANAGEMENT COMPANY By: ________________________________ Printed Name:________________________ Title:________________________________